EXHIBIT 99.1

Advanced Biotherapy Inc. Receives ‘Notice of Allowance’ From United States Patent and Trademark Office for Use of Antibodies to Gamma Interferon to Treat Corneal Transplant Rejection

LOS ANGELES, Dec 2, 2002 (BUSINESS WIRE) — Advanced Biotherapy Inc. (ADVB) has received a “Notice of Allowance” from the United States Patent and Trademark Office (USPTO) for a utility patent for the use of any form of antibody to gamma interferon to treat corneal transplant rejection. The patent is expected to be issued within 120 days, according to President and Chief Executive Officer Edmond F. Buccellato.

Mr. Buccellato stated, “This notice of allowance is another milestone for our company as we continue to build a wall of patent protection around our underlying technology platform. As we previously reported in the June 2002 issue of the ‘American Journal of Ophthalmology,’ thirteen patients experiencing corneal transplant rejection after corneal grafting were enrolled in a study performed at the Scientific Research Institute of Eye Diseases of the Russian Academy of Sciences, Moscow. In all of the patients, the corneal transplant was typically half-transparent, edematous (watery swelling) with cloudy vision limited to distinguishing hand movement in front of their eyes. After standard treatment with corticosteroids, antibiotics, anti-inflammatory drugs and vitamins produced no improvement (these treatments were stopped), the Company’s antibodies to gamma interferon (IFN-g) were administered. Within 2 to 3 days after start of treatment, in all but three patients, transplant transparency improved, edema dropped, and visual acuity increased. At the end of the first week, the transplants became almost fully transparent and inflammation of the eyes disappeared and visual acuity increased. For three of the patients, two additional treatment courses given at approximately 1-month intervals were required to achieve comparable improvement. This condition was maintained in all 13 patients during an average of 7 months of follow-up. In one example, a 52-year-old male having keratoconus underwent corneal transplantation during 2000. Keratoconus is a non-inflammatory eye condition for which there is no known cure. The normally round dome-shaped cornea progressively thins causing a cone-like bulge to develop. This results in significant visual impairment. The cornea is the clear window of the eye and is responsible for refracting most of the light coming into the eye. Some keratoconus patients have described their vision as being ‘blind with light.’ In 2001, a transplant rejection reaction occurred in this patient. His vision deteriorated, and the corneal transplant became half-transparent. When standard treatments had no therapeutic effect, these treatments were stopped and the Company’s antibodies were administered as eyedrops. By day 3 of the treatment, significant improvement in visual acuity was noted. The transplant became almost completely transparent, and peripheral areas of the cornea became significantly more transparent. Improvement was sustained through 9 months of follow-up. It is management’s opinion that antibodies to IFN-g can be considered safe and effective in halting corneal transplant rejection.”

The USPTO issues a Notice of Allowance when a company has completed the application and review process for a U.S. patent and has satisfied all of the legal criteria for patentability of the invention.

Advanced Biotherapy is developing new therapeutic strategies for the treatment of severe autoimmune diseases. Drugs that may be developed under the company’s patents neutralize immunomodulators called cytokines, which have been linked to diseases such as rheumatoid arthritis, multiple sclerosis, psoriasis, AIDS and other autoimmune diseases.

Statements made in this news release, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. The risks and uncertainties which may affect the development, operations and results of our business include, but are not limited to the following: risks associated with clinical trials, the uncertainties of research and product development programs, the uncertainties of the regulatory approval process, the risks of competitive products, the risks of our current capital resources, the uncertainties as to the availability of future capital and our future capital requirements, and the risks associated with the extent and breadth of the Company’s patent portfolio. The foregoing discussion of the effect of the patents issued and pending involves risks and uncertainties, including but not limited to the risks that third parties may be successful in challenging such patents; or that granted claims may be held invalid or interpreted differently by a court of law; or that new technologies will be developed that are superior in treating the diseases targeted by Advanced Biotherapy, Inc. Readers are cautioned not to place reliance on these forward-looking statements, which speak only as of the date the statements were made. See the Company’s public filings with the Securities and Exchange Commission for further information about risks and uncertainties that may affect the Company and the results or expectations expressed in our forward-looking statements, including the section captioned “Factors That May Affect The Company” contained in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.

Advanced Biotherapy, Inc.
Edmond Buccellato, 818/883-6716
www.advancedbiotherapy.com